Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-130136 of Hughes Communications, Inc. on Form S-1 of our report dated January 25, 2006 related to the consolidated financial statements of Hughes Communications, Inc. (a wholly owned subsidiary of SkyTerra Communications, Inc.) and subsidiary as of September 30, 2005 and for the period from June 23, 2005 (inception) to September 30, 2005, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

February 9, 2006